Morgan Stanley Finance LLC	April 2018 Preliminary Terms No. 461 Registration Statement Nos. 333-221595; 333-221595-01 Dated March 29, 2018 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the basket has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 16, 2021
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	April 13, 2018
Original issue date:	April 18, 2018 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None

Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value*	Multiplier*
	S&P 500® Index (the “SPX Index”)	SPX	40%
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40%
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)	EEM UP	20%	$

We refer to the SPX Index and the SX5E Index, collectively, as the underlying indices, and the EEM Shares as the underlying shares and, together with the underlying indices, as the basket components.

*The initial basket component values and multipliers will be determined on the pricing date.

Payment at maturity (per Buffered PLUS):

▪       If the final basket value is greater than the initial basket value:

$1,000 + the leveraged upside payment

▪       If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%: $1,000

▪       If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%:

$(1,000 x basket performance factor) + $200

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 . However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × basket percent change
Leverage factor:	121.25%
Basket percent change:	(final basket value – initial basket value) / initial basket value
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount)
Basket performance factor:	Final basket value / initial basket value
Maximum payment at maturity:	None
Initial basket value:	100, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.
Final basket value:	The basket closing value on the valuation date.
Valuation date:	April 13, 2021, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:	The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.
Basket component closing value:	In the case of each underlying index, the index closing value as published by the relevant index publisher. In the case of the underlying shares, the closing price of one share of the underlying shares times the adjustment factor for the underlying shares.
Multiplier:	The multipliers will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS. See “Basket—Multiplier” above.
Adjustment factor:	With respect to the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61768CR90 / US61768CR909
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $977.90 per Buffered PLUS, or within $22.50 of that estimate. See “Investment Overview” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Buffered PLUS	$1,000	$	$
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 17.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Buffered PLUS” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017    Index Supplement dated November 16, 2017   Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for any positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the basket

Maturity:	Approximately 3 years
Leverage factor:	121.25%
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Maximum payment at maturity:	None
Basket weighting:	40% for the SPX Index, 40% for the SX5E Index and 20% for the EEM Shares
Interest:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $977.90, or within $22.50 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time.

April 2018	Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the positive performance of the basket while providing limited protection against negative performance of the basket. Once the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket, subject to the minimum payment at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying basket. At maturity, if the basket has depreciated and (i) if the closing value of the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing value of the basket has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of performance relative to a direct investment in the basket.
Upside Scenario	The basket increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 121.25% of the basket percent change.
Par Scenario	The basket declines in value by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario	The basket declines in value by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket in excess of the buffer amount of 20%. (Example: if the basket decreases in value by 50%, the Buffered PLUS will redeem for $700 or 70% of the stated principal amount.) The minimum payment at maturity is $200 per Buffered PLUS.

April 2018	Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	121.25%
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS
Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 121.25% of the appreciation of the basket over the term of the Buffered PLUS.

▪	If the basket appreciates 2%, the investor would receive a 2.425% return, or $1,024.25 per Buffered PLUS.

▪	Par Scenario. If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪	If the basket depreciates 5%, investors would receive the $1,000 stated principal amount.

▪	Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket in excess of the buffer amount of 20%. The minimum payment at maturity is $200 per Buffered PLUS.

▪	For example, if the basket depreciates 60%, investors would lose 40% of their principal and receive only $600 per Buffered PLUS at maturity, or 60% of the stated principal amount.

April 2018	Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS. If the final basket value is less than 80% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket from the initial basket value, plus $200 per Buffered PLUS. Accordingly, investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. The Buffered PLUS are not guaranteed by any other entity. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

▪	The basket components are not equally weighted. The Buffered PLUS are linked to a basket of three basket components, and the basket components have significantly different weights in determining the value of the basket. The same percentage change in two of the basket components could therefore have different effects on the basket closing value because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of the basket component with the lesser weighting.

▪	Adjustments to an underlying index could adversely affect the value of the Buffered PLUS. The publisher of an underlying index can add, delete or substitute the stocks for such underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition, an index publisher may discontinue or suspend calculation or

April 2018	Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

▪	There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign (and especially emerging markets) equity securities. The EURO STOXX 50® Index is linked to the value of foreign equity securities and the EEM Shares track the performance of the MSCI Emerging Markets IndexSM, which is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

In addition, the stocks included in the MSCI Emerging Markets IndexSM and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

▪	The prices of the EEM Shares are subject to currency exchange risk. Because the prices of the EEM Shares are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets IndexSM, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets IndexSM, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

▪	Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets IndexSM the United States and other countries important to international trade and finance.

▪	Adjustments to any of the underlying shares or to the MSCI Emerging Markets IndexSM could adversely affect the value of the Buffered PLUS. The investment adviser to the EEM Shares seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.

April 2018	Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. In addition, the publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. The index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. The index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time. If this discontinuance or suspension occurs following the termination of the underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the values of any of the underlying shares and, consequently, the value of the Buffered PLUS.

▪	The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performances of the underlying shares and the share underlying index. Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.  Any of these events could materially and adversely affect the price of the underlying shares and, therefore, the value of the Buffered PLUS.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Buffered PLUS.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the valuation date, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket components. Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM.

April 2018	Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 16, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the basket percent change and the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket components or component stocks of the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM), including trading in the underlying shares or the stocks that constitute the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM as well as in

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Principal at Risk Securities

other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing values of the basket components on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Basket Overview

The basket consists of the S&P 500® Index (the “SPX Index”), the EURO STOXX 50® Index (the “SX5E Index”) and shares of the iShares® MSCI Emerging Markets ETF (“EEM Shares”) and offers exposure to price movements in the U.S. and international equity markets.

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

EURO STOXX 50® Index. The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index®.  The iShares® MSCI Emerging Markets ETF is managed by iShares, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other publicly available sources.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

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Principal at Risk Securities

Information as of market close on March 23, 2018:

Basket Component Information as of March 23, 2018
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	2,588.26	2,345.96	(on 1/26/2018): 2,872.87	(on 4/13/2017): 2,328.95
SX5E Index	SX5E	3,298.07	3,452.18	(on 11/1/2017): 3,697.40	(on 3/23/2018): 3,298.07
EEM Shares	EEM UP	$46.89	$39.71	(on 1/26/2018): $52.08	(on 4/19/2017): $38.81

The following graph is calculated based on an initial basket value of 100 on January 1, 2013 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2013 to March 23, 2018

The following graphs set forth the daily closing values and closing prices, as applicable, of each of the basket components for the period from January 1, 2013 through March 23, 2018. The related tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket components for each quarter in the same period. The closing values and closing prices, as applicable, for each of the basket components on March 23, 2018 were: (i) in the case of the SPX Index, 2,588.26, (ii) in the case of the SX5E Index, 3,298.07, and (iii) in the case of EEM Shares, $46.89. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

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S&P 500® Index Daily Index Closing Values January 1, 2013 to March 23, 2018

S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,238.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,519.36	2,673.61
2018
First Quarter (through March 23, 2018)	2,872.87	2,581.00	2,588.26

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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EURO STOXX 50® Index Daily Index Closing Values January 1, 2013 to March 23, 2018

EURO STOXX 50® Index	High	Low	Period End
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter (through March 23, 2018)	3,672.29	3,298.07	3,298.07

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Shares of the iShares® MSCI Emerging Markets ETF Daily Closing Prices January 1, 2013 to March 23, 2018

iShares® MSCI Emerging Markets ETF (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2013
First Quarter	45.20	41.80	42.78
Second Quarter	44.23	36.63	38.57
Third Quarter	43.29	37.34	40.77
Fourth Quarter	43.66	40.44	41.77
2014
First Quarter	41.77	37.09	40.99
Second Quarter	43.95	40.82	43.23
Third Quarter	45.85	41.56	41.56
Fourth Quarter	42.44	37.73	39.29
2015
First Quarter	41.07	37.92	40.13
Second Quarter	44.09	39.04	39.62
Third Quarter	39.78	31.32	32.78
Fourth Quarter	36.29	31.55	32.19
2016
First Quarter	34.28	28.25	34.25
Second Quarter	35.26	31.87	34.36
Third Quarter	38.20	33.77	37.45
Fourth Quarter	38.10	34.08	35.01
2017
First Quarter	39.99	35.01	39.39
Second Quarter	41.93	38.81	41.39
Third Quarter	45.85	41.05	44.81
Fourth Quarter	47.81	44.81	47.12
2018
First Quarter (through March 23, 2018)	52.08	45.69	46.89

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Principal at Risk Securities

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

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Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Share underlying index:	The MSCI Emerging Markets IndexSM
Postponement of maturity date:	If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the Buffered PLUS, including the leveraged upside payment and the fact that the Buffered PLUS are linked to indices in addition to an exchange-traded fund, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the Buffered PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences

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Principal at Risk Securities

of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the underlying shares, in futures and/or options contracts on the basket components or component stocks of the S&P 500® Index, the EURO STOXX 50® Index and the MSCI Emerging Markets IndexSM listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying shares, the stocks constituting

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Principal at Risk Securities

S&P 500® Index, the EURO STOXX 50® Index and the MSCI Emerging Markets IndexSM, futures and/or options contracts on the basket components or component stocks of the S&P 500® Index, the EURO STOXX 50® Index and the MSCI Emerging Markets IndexSM or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Buffered PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Buffered PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each Buffered PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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